Exhibit 5.1


                    Taft, Stettinius & Hollister LLP
                           1800 Firstar Tower
                            425 Walnut Street
                      Cincinnati, Ohio  45202-3957

                               July 20, 1999


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  Cinergy Corp.
    Directors' Equity Compensation Plan

Dear Sir or Madam:

    We have acted as counsel for Cinergy Corp., a Delaware corporation
(the "Company"), in connection with the registration of shares issuable pursuant to its Directors' Equity Compensation Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the shares of common stock, $.01 par value, of the Company which may be issued pursuant to the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 75,000 shares to be issued pursuant to the Plan.



                        /s/TAFT, STETTINIUS & HOLLISTER LLP

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